Execution Copy

ALLOCATION OF RIGHTS AND SETTLEMENT AGREEMENT

This Allocation of Rights and Settlement Agreement (this "Agreement"), dated as of March 25, 2010, is entered into by and among (1) International Three Crown Petroleum LLC C"ITC"), Israel Petroleum Company, Limited ("IPC"), H. Howard Cooper ("Cooper") (collectively, the "Plaintiffs"), and Bontan Corporation Inc. ("Bontan", and collectively with the Plaintiffs, the "IPC Parties"), on the one hand, and (2) PetroMed Corporation (“PetroMed"), Hagai Amir, Lyle Durham (collectively, the "PetroMed Parties"), on the second hand, and (3) Emanuelle Energy Ltd. ("Emanuelle") and IDB-DT Energy (2010) Ltd. (in formation by its promoters IDB Development Corporation Ltd. and Du-Tzah Ltd.) ("IDB-DT"), on th6 thiIjd hand (Emanuelle and IDB-DT, the "Lead Investors"). The IPC Parties, PetroMed Partle and the Lead Investors are referred to individually as a Party or collectively herein as the “Parties”.  Cooper, Hagai Amir and Lyle Durham are referred to collectively herein as the "Individual Parties."

RECITALS

WHEREAS, ITC and PetroMed entered into an option agreement dated October 15, 2009 (and closed on November 18, 2009) (the "Option Agreement"), by which ITd purchased all of PetroMed's rights in the acquisition, maintenance, development, exploration, commercialization of Israeli Drilling Licenses nos. 348 (Sarah) and 347 (Myra), attached here to as Exhibit 1A and IB including licenses and/or permits thereto that may be issued with respect to materially the same geographic area as Sara and Myra (the "Licenses") and the exploration Permit no. 199 with priority rights (Benjamin), including licenses and/or permits thereto that may be issued with respect to materially the same geographic area as Benjamin, attached  hereto as Exhibit 2 (the "Permit") (together, the Licenses and the Permit, the "Israel Offshore Project");

WHEREAS, PetroMed, ITC and IPC (ITC's assignee to said rights) have been in .disputes, inter alia, with respect to an alleged subsequent rescission of the transfer by PetroMed, and the transfer of the Licenses in IPC's name in the Israeli Petroleum Registry (“Registry”) has not occurred and the Israeli Petroleum Commissioner ("Commissioner") has deleted the Permit from the Registry;

WHEREAS, Emanuelle and PetroMed entered into a binding Term Sheet on Mar ) 10, 2010 with effect beginning on March 8, 2010, a copy of which is attached hereto as Exhibit 3(the "Term Sheet"), by which Emanuelle was granted an option, inter alia, to effectivelvi take control of PetroMed and/or all of its assets, including all of its rights in the Israeli Offshore Project (the “PetroMed Asset Control Option”);

WHEREAS, in consideration for the monies that the Lead Investors will pay unde this Agreement, the allocation of overriding royalty rights contemplated hereunder and in furtherance of the Parties' mutual interest in maintaining the Licenses and acting to have the Permit reinstated or reissued to the Lead Investors and IPC in a like manner as the allocation of the interests in the Licenses, all of the Parties hereto wish to allocate portions of the 100% (95.5 % if the EMedCo Joinder is not timely executed and delivered) the interest in the License1sand Permit among the Lead Investors and IPC and allocate certain rights to Bontan, TCP (as defined hereunder) and other persons or entities, all on the terms specified hereunder;

              WHEREAS, the Lead Investors and IPC desire to regulate the relations among them with respect to the acquisition, maintenance, development, exploitation and commercialization of the Licenses and Permit, including under a Joint Operating Agreement until an internationally reputable operator is included in the Israel Offshore Project, on the terms and condition~ set out in this Agreement;

      WHEREAS, Emanuelle and the PetroMed Parties wish to unconditionally and irrevocably agree to the exercise of the PetroMed Asset Control Option in such manner as is specified herein, while retaining the right of Emanuelle and not the obligation, to complete additional transactions contemplated under the Term Sheet and extending, with PetroMed's consent rendered hereunder by way of execution of this Agreement, the term of the exercise period of the Term Sheet to the extent deemed advisable by the Lead Investors;

                     WHEREAS, the Lead Investors and IPC contemplate the possible joinder to the allocation of rights and obligations created by this Agreement of Prentice Tomlinson or through his controlled company named PBT Capital Partners LLC ("Tomlinson Entity" or the "Joining Investor"), within up to ninety (90) days following the date hereof, by way, inter alia, of the purchase from the Lead Investors of a 9.25% working interest in Licenses and Permit from the Lead Investors, in consideration for payment of US$2,220,000, all as further specified in a joinder to be executed by all the Parties hereto and Tomlinson Entity containing terms and conditions to be negotiated by them but subject to the allocation of rights and obligations contained in this Agreement (the "Tomlinson Joinder"); absent the execution and delivery thereof as aforesaid, the Joining Investor shall not be deemed party or beneficiary to this Agreement ab initio and no rights, benefits; representations, warranties, covenants, waivers, releases or otherwise referring to or mentioning any of the Joining Investor shall have an effect whatsoever;

                    WHEREAS, the Parties hereto contemplate the possible joinder to the allocation of right and obligations and the settlement of the Disputes contained in this Agreement of East Mediterranean Exploration Company Limited ("EMedCo") and David Peace  (" Peace") (collectively, the "EMedCo Parties"), (in a joinder to be executed by the Parties and the EMedCo Parties (the "EMedCo Joinder")) which will provide, inter alia, for the relinquishment by EMedCo of its registered 4.5% working interest in the Licenses and Permit, the ant to EMedCo of the EMedCo Overriding Royalty (as hereinafter defined), and the termination and waiver of rights under the existing consulting agreement dated January 1, 20g7 between PetroMed and EMedCo (the "PetroMed -EmedCo Consulting Agreement"); absent the execution and delivery thereof as aforesaid, the EMedCo Parties shall not be deemed parties or beneficiaries to this Agreement ab initio and no rights, benefits, representations, warranties, covenants, waivers, releases or otherwise referring to or mentioning any of the EMedCo Parties shall have any effect whatsoever;

                   WHEREAS, the Plaintiffs filed a lawsuit against the PetroMed Parties and EMedCo Parties (the PetroMed Parties and EMedco Parties sometimes collectively referred to herein as the (“Defendants”) t he District Court for the City and County of Denver, CaseNo.10-dv-1190 (the "Colorado Lawsuit"), seeking a declaratory judgment and variously alleging brech of contract, intentional interference with contract and prospective business relations, defamation, civil conspiracy, promissory estoppel, and negligence;

                    WHEREAS, EMedCo filed counterclaims in the Colorado Lawsuit against IT ,IPC, and Cooper seeking a declaratory judgment and alleging intentional interference with contractual relations (together with the claims of Plaintiff against the EMedCo Parties in the Colorado Lawsuit, the "EMedCo Dispute");

                        WHEREAS, the PetroMed Parties filed a lawsuit against lTC, Cooper and Bontan in the United States District Court for the Western District of Washington, Case No. CV 10-0107MJP (the "Washington Lawsuit"), alleging claims of federal and state securities fraud, state common law rescission, fraud in the inducement, money laundering, breach of contract, economic duress, consumer protection violations, and negligent misrepresentation;

                        WHEREAS, disputes have arisen among the Parties over responsibility and liability for the expiration of the Permit (the "Benjamin Dispute");

                        WHEREAS, the Plaintiffs have put the controlling group of Emanuelle on notice orally and in writing as to IPC's rights with respect to the Israel Offshore Project and Emmanuelle has alleged that Cooper, IPC and Bontan entered into a legally binding oral contract with Emanuelle with respect to an allocation of rights in the Israel Offshore Project (the notice and all11gation together are referred to herein as the "IPC-Emanuelle Dispute"); and

                        WHEREAS, the Parties wish to settle the Washington Lawsuit, the Colorado lawsuit, the Benjamin Dispute and the IPC-Emanuelle Dispute (collectively, the "Disputes") as specified herein.

                 NOW, THEREFORE, in consideration of the foregoing recitals and of the conditions, covenants and agreements set forth below, the amount and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Recitals. The Recitals set forth above and all appendices and schedules thereto are incorporated into and made a part of this Agreement.

2.             Staging and Consideration. Each Party, as identified below, shall carry out the following actions required of it, at the time so specified, time being of the essence:

(i) Western Geeo Payment and Consent; Delivery of Data. The term “Data” means2D and 3D seismic data and all other deliverables under the Agreement for Marine Seismic Data Acquisition and Processing between PetroMed and Western Geco International Ltd. "Wetstern Geco") dated July 15, 2009, as amended and assigned to IPC ("WG Agreement").

A.
The Lead Investors shall pay to Western Geco, such that Western Geco shall receive the following amounts: (a) by no later than by March , 2010, 18:00 (London time), with up to a three days grace, the aggregate sum of seven million US dollars (US$7,000,000))(the "First WG Installment"), by way of wire transfer in immediately available funds and (b) the aggregate sum of three million and five hundred thousand US dollars ($3,500,000) payable upon the delivery of the Data after being fully processed in the l l-week processing format (the "Second WG Installment" and together with the First WG Installment, the "Western GecoPayment"), all of which shall be confirmed in writing by Western Geco prior to March , 2010 substantially in the form attached hereto as Exhibit 4 (the "WG Letter"). to the extent that IPC is not fully released of liability by WG under the WG Letter and the WG Agreement upon transfer of the First WG Installment, IPC shall execute the WG Letter but, as between Parties, IPC shall be responsible only for its pro rata portion based on Ownership WI Point for any unpaid portion of Western Geco and the other Owning Parties (as defined below ) shall contribute, immediately upon IPC's actual payment its prorated portion, all required monies to cover such liability in accordance with their respective Ownership WI Points. Nothing herein shall be deemed to imply that Bontan is responsible for any liability under the WG Agreement or WG Letter

B.
 It is agreed that Western Geco shall deliver the Data to the Lead Investors and that the Data shall be available to be viewed by the Lead Investors and IPC in the respective offices. Any Data delivered by Western Geco shall be owned jointly by the Lead Investors, and IPC, pro rated to their Ownership WI Points specified in Section 2(vii) below and held under their joint control. The Lead Investors shall jointly decide, following consultation with IPC, upon the timing of the delivery of the Data received from Western Geco to the commissioner a view towards fulfilling the purposes hereof including the registration in the Registry of the ownership of the Licenses and Permit by Emanuelle, IDB-DT and IPC pro rated to their respective Ownership WI Points.

C.
 The delivery of the First WG Installment to Western Geco as specified under this paragraph is a condition precedent to the remaining provisions of this Agreement, including obligations of paragraphs (ii) -(ix) of this Section 2 (the “Super-ConditionPrecedent”), and the failure of the Lead Investors to make payment of the First WG Installment by April 6 2010, for whatever reason, shall render this Agreement null and void, and no Party shall have any liability or claim toward any other Party arising under this Agreement.

D.
Notwithstanding clause (C) above, as between the PetroMed Parties and the Lead Investors, the term of the Term Sheet shall be extended to apply until September 30, 2011, as provided in Section 2(ii)B herein below, regardless of the other provisions of this Agreement becoming void.

(ii) Extension of PetroMed Asset Control Option and Other Actions.

A.
Assignment of Licenses. Upon execution hereof, PetroMed shall deliver duly executed irrevocable Deeds of Assignment with respect to the acquisition and allocation of the Israel Offshore Project, in the form attached hereto as Exhibit 5.

B.
Extension of PetroMed Asset Control Option. The PetroMed Parties hereby render their agreement to extend the PetroMed Asset Control Option and extend the period at which Emanuelle may elect if and how to effect the acquisition (such term being defined as t "Due Diligence Review Period" in the Term Sheet), until September 30, 2011. PetroMed agrees and acknowledges that (i) the Term Sheet shall continue to apply as between the PetroMed Parties and Emanuelle until September 30, 2011 so as to retain the right, and not the obligation, of Emanuelle to complete additional transactions contemplated under the Term Sheet; land ii) any payment made hereunder to PetroMed, PetroMed shareholders and or PetroMed creditors either in cash or in kind (e.g., overriding royalty rights) shall be deemed payment in consideration of the acquisition of 99.9% of the issued and outstanding share capital of PetroMed (via issuance of its shares or otherwise) and or the Israeli Offshore Project, to the extent that Emanuelle decides to exercise the PetroMed Asset Control Option of PetroMed, as shall be allocate at t e sole discretion by the Lead Investors.

C.
Voting Agreement and Proxies. Upon execution of this Agreement, the PeoMed Parties shall furnish the Lead Investors duly executed Voting Agreements (including irrevocable proxies therein) of persons (excluding David Peace, Amy Diamond or any of their affiliates who, together, hold at least 20% of the outstanding shares of PetroMed (on an outstanding basis) attached hereto as Exhibit 6 (the "Voting Agreements"). The PetroMed Parties shall use their best efforts to deliver additional Voting Agreements so as securing duly executed Voting Agreements by the holders of at least 51% of the outstanding shares of PetroMed (on fully diluted basis), as soon as possible.

D.
Powers of Attorney. Upon execution of this Agreement, PetroMed shall execute and deliver irrevocable powers of attorney to each of the Lead Investors and IPC and/or entities designated by them as attorneys in fact in the form attached hereto as Exhibit 7 (“Powers of Attorney”), allowing each of them individually to apply to have their respective rights (and those of its Permitted Transferees) in the Licenses and Permits be recorded at the Registry in accordance with and pro rated to their respective Ownership WI Points and to have the (and those of their designees') respective overriding royalty rights be recorded at the registry in accordance with their respective overriding royalty rights; and authorizing each of them to act for PetroMed in every respect (including by way of executing and delivering any and all instruments and other documents requested by the Conunissioner) in connection with the applications and in connection with causing PetroMed to perform its obligations under this Agreement.

E.
Cancellation of Certain PetroMed Interests and Rights. Subject to compliance with all delivery obligations by the PetroMed Parties' of all deliverables specified in Section 2(ii and 3 against delivery to Lead Investors of (i) all of the certificates representing the shares and warrants of Bontan-that PetroMed received at or in connection with the closing of the Option Agreement on November 18, 2009 (the "PetroMed Bontan Shares and Warrants"), together with duly executed stock powers and any other documentation reasonably required by Bontan to cancel the PetroMed Bontan Shares and Warrants and (ii) the Overriding Royalty Agreement previously delivered to PetroMed by IPC at the Closing under the Option Agreement (the “Old PM Overriding Royalty Agreement”), then the Lead Investors shall deliver to PetroMed or a trustee (designated in writing by the Lead Investors) the New PetroMed Trust Overriding Royalty (as defined below) and PetroMed and IPC shall be deemed to have agreed at the Old PM Overriding Royalty is null and void for all intents and purposes.  Upoon receipt from PetroMed, the Lead Investors shall forthwith deliver the PetroMed Bontan Shares and Warrants and related stock powers to Bontan for cancellation and shall return the Old PM Overriding Royalty to IPC.

PetroMed represents and warrants that it has not registered the Old PM Overriding Royalty at the Registry or in any other public office in Israel or elsewhere, has not sold or otherwise transferred, or made any promise or commitment to sell or otherwise transfer, the Old PM Overriding Royalty or any interest therein, other than pursuant to this Agreement, and that it is the sole owner of and has the sale right to redeliver and cancel the Old PM Royalty Overriding without consent of any other party.  PetroMed further represents that, other than pursuant to this Agreement, it has not sold or otherwise transferred, or made any promise or commitment to sell or otherwise transfer, any of the PetroMed Bontan Shares and Warrants or any interest therein, and that it is the sole owner of and has the sole right to redeliver and authorize cancellation of the PetroMed Bontan Shares and Warrants.

(iii) Overriding Royalty Rights.

A.
 The following persons and entities shall be entitled to overriding royalty rights in the Licenses and Permit as follows: (i) Three Crown Petroleum LLC (“TCP” an affiliate of Cooper, and a third party beneficiary hereof), an overriding royalty equal to 1% to be delivered at the Second Closing, but conditioned upon Cooper's concurrent cancellation of his overriding Royalty Agreement with IPC, under the TCP Overriding Royalty Agreement attached  hereto as Exhibit 8 (the "TCP Overriding Royalty"); (ii) Israel Land Development Company Ltd. ("ILDe") and IDB-DT together, an overriding royalty equal to 2% ("Lead Inv stors Overriding Royalty") to be divided between them as follows: 66.56% to ILDC and 33.4 % to IDB-DT, to be delivered at the Second Closing, under the respective Overriding Royalty Agreements attached hereto as Exhibit 9 and 10; (iii) EMedCo, an overriding royalty equal to 4.5% (the "Peace Overriding Royalty"), under an Overriding Royalty Agreement in the form attached hereto as Exhibit 11 (or such other form substantially similar to which the Lead Investors, IPC and EMedCo Parties agree), to be delivered only upon execution and delivery of the EMedCo Joinder and delivery to the Lead Investors of a duly executed Voting Agreement; (iv) a Royalty Trust for the benefit of the current shareholders ofPetroMed (and the ~ransr.erees of said shares), an overriding royalty equal to 3% (the "New PetroMed Trust Overriding Royalty"), granted only against delivery of all items specified in Section 2(ii), Sec ,ion and Section 5H (it being clarified that at no time shall the Royalty Trust, PetroMed or its current shareholders immediately prior to the date hereof (and the transferees of said shares» be deemed to hold a right to an overriding royalty exceeding 3%), under an Overriding Royalty Agreements in the form attached hereto as Exhibit 12: and (v) Langotsky Associates Ltd., an overriding royalty of up to 1% (the "Langotsky Overriding Royalty"), to be delivered only if a consulting  agreement is entered into between the Lead Investors, IPC and Langotsky under an Overriding Royalty Agreement on a substantially similar form to which the Lead Investors and Langotsky agree.

B.
Each such percentage of overriding royalties is expressed as a percentage of all oil,gas and as associated hydrocarbons produced, saved and sold under the terms of the Permit, the Licenses and any hydrocarbon leases issued thereunder, as substantially specified in the forms attached hereto as Exhibits 8-12.

C.
ILDC and IDB-DT shall have an option (to be divided between them as follows: 66.56% to ILDC and 33.44% to IDB-DT) for a period of five (5) years after registration of the Licenses in the name of the Lead Investors at the Registry, to purchase (a) the New PetroMed Trust Overriding Royalty for a sum of $12 Million by payment to PetroMed or the Royalty Trust holding said overriding royalty, and (b) to the extent that the EMedCo Parties execute and deliver the EMedCo Joinder (as contemplated above), to purchase half of the Peace Overriding Royalty, for a sum of $9 Million by payment to EMedCo (the “Override Call Options”). Each Override Call Option shall include a covenant not to pledge or otherwise encumber such r0rtion of the rights which are subject to each Override Call Option.

(iv) Written Extension of Milestones for Licenses. The Parties shall cooperate and use their best commercial efforts to obtain the written approval from the Commissioner Of extensions of the 2010 milestones (including the February 1, 2010 and the April 1, 2010 milestones] under the Licenses to times reasonably sufficient to permit compliance therewith.

(v) Joint Operating Agreement.

A. Form of JOA. No later than sixty (60) days following the date of this Agreement, the Lead Investors and IPC shall enter into a Joint Operating Agreement ("JOA"), substantially in the form of the AIPN International Joint Operating Agreement, to govern operations pn the Licenses and Permit by the owners thereof. The JOA shall include provisions regarding participation in financing of the Israel Offshore Project and the customary penalties entailed in the event a Party does not contribute its share in the financing required.

B. Steering Committee Serving as Operator. The JOA will initially designate as Operator a steering committee comprised of representative(s) of each of the Lead Investors and IPC (the "Steering Committee"). ITC and Bontan agree that an individual appointed by I C shall be IPC's representative on the Steering Committee. The right to appoint a member to the Steering Committee shall expire when the designating holder(s) shall hold an aggregate Ownership WI Point of less than 7.0%. Each member of the Steering Committee shall have the voting power equal to the Ownership WI Points of the Party appointing said member. If the Lead Investors determine that it would be appropriate to add EMedCo and/or David Peace to the Steering Committee, IPC will agree to such designation and the number of members of the Steering Committee shall be increased. The JOA shall also provide that resolutions of the Steering Committee shall be determined by a vote of two or more members, representing at least a majority of the Ownership WI Points, calculated on a License-by-License basis including the affirmative vote of the Lead Investors (as long as each Lead Investor holds 50% of its original interests). It is agreed that the Steering Committee shall not have the authority to require any party to dispose of, encumber or take any action with respect to its ownership interest in the Licenses and Permit, other than as provided herein below or in the JOA. Steering Committee meetings will be held when requested by a Party represented on the Steering Committee owing at least 7.0 Ownership WI Points on at least 4 days notice to the other parties. Each Party shall bear all costs pertaining to its representatives' participation in the Steering Committee meetings including travel, lodging etc., provided however, the costs of the participation or EMetco and/or David Peace, if applicable, will be borne by the Parties in accordance with and prorated to their Ownership WI Points. The Party requesting the meeting shall circulate to the other members of the Steering Committee an agenda at least 24 hours in advance of the meeting. The steering Committee will provide for the retention of an independent accounting firm selected from one of the "big 4" accounting firms.

C. Right of First Refusal. The JOA will not contain a right of first refusal but, as between the Lead Investors and IPC (the "JOA Parties"). It is agreed that the JOA Parties shall have a right of first refusal in the event of a disposition by any JOA Party in one or more transactions in respect of more than 50% of its Ownership WI Points in the Israel Offshore Project; provided, however, that each such JOA Party is entitled to dispose of up to and including provided, further, that the right of first refusal of IPC shall be limited to the right to acquire its proportionate share (i.e., proportionate to its Ownership WI Points) of any disposition by any of the Lead Investors; and provided further that a holder shall be entitled to transfer ts il1terests without being subject to the right of first refusal in the event of a transfer to a Permitted Transferee, as defined below.The right of first refusal granted in the preceding paragraph shall be exercise as follows:   If a JOA Party receives an offer for purchase or other disposition of all or any part of such Party's Ownership WI Points in any of the Israel Offshore Project that such J P Y is prepared to accept, or if a third party is willing to accept a JOA Party's offer to dispose of art or all of its interest in the Israel Offshore Project, such JOA Party shall notify in writing the other JOA Parties (the "ROFR Notice") and shall include in such notice full particulars of suc1ljoffer, including a copy of any existing or proposed agreement covering such disposition. The JOA Parties receiving such ROFR Notice ("Receiving Parties") shall have an optional prior right, for a period of 30 days following receipt of such notice, to elect to acquire the interest hat is the subject of the offer on the terms and conditions of the offer or, if such terms cannot reasonably be matched (such as payment of purchase price in stock of the offer or disposition of the interest as part of a larger transaction covering other properties), on terms and conditions that are substantially equivalent in value. If any of the Receiving Parties timely delivers sue notice to the notifying JOA Party in writing, the notifying JOA Party shall convey the subject interest to such Receiving Party(ies), in proportion to their interest(s) (but subject to the limitations contained in the preceding paragraph) on the terms and conditions of the offer or their substantial equivalent, with closing to occur in the manner provided in the disposition agreement. If the Receiving Party does not elect to acquire such interest, the notifying JOA Party may proceed to consummate the disposition on the terms offered, but if such disposition does not occur within 180 days following the delivery of the ROFR Notice or if the terms and conditions off disposition change favorably from those notified to the Receiving Parties, then their fight to mate the terms and conditions of disposition and acquire the subject interest shall be revived.  The right of first refusal shall not apply in the event a JOA Party encumbers its interest by mortgage or lien to a reputable financial institution; provided that such transferee shall be required to deliver a written undertaking by which it confirms that if it forecloses and/or disposes of the interest, the aforesaid rights of first refusal shall apply to that disposition.

"Permitted Transferee" in this Agreement means (i) in the case of any incorporated Party (whether a company or a partnership or any other legal entity) an Affiliate of such Party (an Affiliate of IDB-DT shall include, for the avoidance of doubt, Modi'in Energy LP); or (ii) in the case of a partnership or limited liability company, any other partnership managed by the same general partner or manager, and/or the limited or general partners or members of such partnership or limited liability company and/or the controlling shareholder of the general partner or manager; (it being agreed, for the avoidance of doubt, that ITC and Bontan, and any subsidiaries of Bontan are Permitted Transferees of IPC); provided that the Permitted Transferee agrees in writing to be bound by and subject to the terms and conditions of the JOA, and any other agreement between the transferor and the party of theJOA or this Agreement which pertains to the Ownership WI Points held by the transferor. An "Affiliate" of a party to the JOA shall mean any entity which Controls, is Controlled by or is under common Control of said party, where "Control" shall mean a holding of more than 50% of the voting or economic rights in said entity.

D. Transfer to International Operator; Drag-Along, Tag-Along. With respect to any decision to convey rights in the Israel Offshore Project by the Lead Investors to an international operating company including the right to serve as operator of the Licenses and Permit, the Lead Investors can require IPC to participate in a sale of its interest to such third party in the same proportion and on the same terms as the Lead Investors have agreed to sell their own interests, provided, that IPC cannot be required to convey more than 66% of its Ownership WI Points in each of the Licenses and Permit (as such Ownership WI Points exist immediately prior to the transfer to such operator) without its written consent, which it may withhold in its absolute discretion; and provided, further, that IPC shall have the right to participate in such transaction for up to 66% of its Ownership WI Points in each of the Licenses and the Permit on the same terms as the Lead Investors have agreed to sell their own interests if the Lead Investors do not elect to include IPC's interest in the transaction.

(vi) EMedCo Consulting Agreement.

The EMedCo Joinder will require, and PetroMed agrees, that EMedCo and PetroMed shall be deemed to have cancelled and terminated or all intents and purposes the PetroMed -EmedCo Consulting Agreement, and that the parties have waived all rights and claims of either party to the other under said Consulting Agreement, in addition to the mutual releases given in Section 11 hereof, and may provide that EMedCo, the Lead Investors, I~t and the Joining Investor, if any, shall then enter into a consulting agreement in form to agreed (the "New Peace Consulting Agreement"), pursuant to which Peace/EMedCo shall perform services in relation to the Israel Offshore Project as its Head Technical Advisor. For the avoidance of doubt, it is clarified and agreed that should the New Peace Consulting Agreement be executed, then the ongoing costs of such agreement shall be borne by all Owning Parties in accordance with and prorated to their respective Ownership WI Points.

(vii) Allocation of Rights in Offshore Israel Project.

A.            Upon remittance of the First WG Installment by the Lead Investors in accordance with Section 2(i) hereto, the Parties hereby stipulate and agree that the Lead Investors and IPC shall be deemed to own irrevocably the following working interest points (out of the total specified in the table below) in the Israel Offshore Project, free and clear of any and all charges, claims or encumbrances (except as specified herein) ("Ownership WI Points").

Name	Ownership Working Interest Points (assuming no EMedCO and Joinder and PBT Joinder and Transfer) on basis of 100% of the Israel Offshore Project	Ownership Working Interest Points (before EMedCo Joiner and PBT Joinder and Transfer) on bais of 100% of the Israel Offshore Project	Ownership Working Interest Points (Assuming EMedCo Joinder and PBT Joinder and Transfer) on the basis of 100% of the Israel Offshore Project
IPC	14.325 Working Interest Points	14.325 Working Interest Points	14.325 Working Interest Points
IDB-DT	28.650 Working Interest Points	27.15 Working Interest Points	25.560 Working Interest Points
Emanuelle	57.025 Working Interest Points	54.025 Working Interest Points	50.865 Working Interest Points
PBT	0.00 Working Interest Points	0.00 Working Interest Points	9.25 Working Interest Points
EMedCo	0.00 Working Interest Points	4.50 Working Interest Points	0.00 Working Interest Points
Total	100.0 Working Interest Points	100.0 Working Interest Points	100.0 Working Interest Points
Each column of the specified a different scenario -the first column assumes points out of 95.5% of the Israel Offshore Project, and the second and third columns assume points out of 100% of the Israel Offshore Project, before the execution of the EMedCo Joinder and Joining Investor Joinder and after the execution of the EMedCo Joinder and Joining Investor Joinder, respectively..

B. Subject to the payment of the First WG Installment the Parties hereby transfer and convey to each other the respective rights, titles, and interest in the Licenses and Permit necessary to reflect the Ownership WI Points stated above. It is understood that until the transfer of ownership of the Licenses and Permit on the Registry and such transfer is approved by the Commissioner, PetroMed, being the registered holder, shall hold ownership of the Licenses and Permit in trust for the Lead Investors and IPC subject to their rights as provided in this Agreement.

C. The Parties further agree to execute such other instruments and perform such other acts as will accomplish the purposes of this paragraph and confirm the Ownership WI Points of the Lead Investors and IPC in the Licenses and Permit, including, at the Lead Investors' discretion and request, PetroMed's confirming the transactions contemplated by the Option Agreement and IPC being the entity transferring such rights in accordance with the ownership WI Point.

D.
Solely as between ITC and Bontan, it is agreed that of the 14.325 Ownership WI Points in the Licenses and Permit to be owned by IPC, a net 3.325 Ownership WI Points is allocated to ITC and the remaining 11 Ownership WI Points are allocated to Bon (which is inclusive of Allied Ventures' interests), to be owned by IPC on their behalf. No later than 21 days following execution of this Agreement, IPC shall pay to the Lead Investors the sum of $240,000; provided, however, that as between ITC and Bontan, if Bontan does not contribute the funds to IPC on a timely basis for such payment, ITC shall have the right to contribute such funds and thereby increase its allocated Ownership WI Points to 4.325 Ownership Points instead of 3.325 Ownership WI Points on account of Bontan (which will hold 10 Ownership WI Points). Solely as between IPC and Bontan, in the event IPC issues publicly traded shares in Israel in one or more offerings, ITC shall serve as general partner or the equivalent in any such offering and shall receive customary compensation terms for publicly traded oi an gas partnerships or, if IPC finances its participation in the Israel Offshore Project through other means, ITC shall receive compensation for managing such financing comparable to a general partner compensation in publicly financed transactions.

(viii) Registration of Rights on Petroleum Registry. Upon execution hereof, PetroMed will execute, and deposit with the Lead Investors, a letter by which PetroMed withdraws the rescission notice with respect to the Licenses, addressed to the Petroleum Commissioner in the form attached as Exhibit 13 hereto (the "PetroMed Withdrawal Letter").

A.
 Following remittance of the First WG Installment, the Parties shall use their best efforts to effect the transfer of the rights in the Israel Offshore Project to the Lead Investors and IPC on the Registry in the manner required by law; it being understood that the Lead Investors shall have the discretion on the manner to effect the same, following consultation with IPC. The application to the Commissioner will be filed jointly by the Lead Investors and PC, with PetroMed's execution thereof as required by Lead Investors and IPC. The Parties (including, at Lead Investors’ request, the Individual Parties as well) will attempt to expedite approval by the Commissioner and agree to cooperate in providing all information and materials required y the Commissioner to effect such approval, including, if required by the Commissioner, submittal of the PetroMed Withdrawal Letter, subject to the agreement that, without derogating from IPC’s obligations under the JOA, the Lead Investors agree that, solely in respect of IPC, for purposes of such and only such application, it is their entire obligation alone to prove (and onI to rove, without incurring any actual monetary obligation) financial capability condition as required by the Israeli Petroleum Law, in respect of IPC's interest (up to 14.325 Ownership WI Points) of the Israel Offshore Project (the "Umbrella"), such that IPC will be exempt from proving financial capability; provided that this obligation will remain in force until the earlier of 5 (five) months from registration of the Licenses in the respective names of the Lead Investors and IPC in accordance with the Ownership Interests; or 30th June 2011 (the “Umbrella Period”).  For the avoidance of doubt said Umbrella shall be afforded solely with respect to the Sara and Myra Licenses. At the end of the Umbrella Period, if IPC has not established its independent financial capability to meet the requirements of the Commissioner, IPC shall elect one of the I following options (to be applied on a License-by-License basis):

a) IPC may offer to sell to the Lead Investors and the Lead Investors shall have the right but not the obligation, in proportion to their Ownership WI Points, its Ownership WI Point in the Licenses for which it has not established financial capability for a purchase price of $240,000 per each Ownership WI Points;

b) IPC can contract (by agreement entered into no later than the end of the five-month period) to sell or farmout or otherwise dispose of its Ownership WI Points in the affected-License and the Lead Investors shall have the right of first refusal to acquire any or all of the affected interest by exercise in the manner provided in Section 2(v)D above; or

c) IPC shall be obligated to participate in the first well drilled on th1 affected License for which the Owning Parties are not carried for drilling costs, by paying 200% of its share of the drilling cost (100% as participation and 100%totheLead Investors), failing which it shall be deemed to have forfeited to the Lead Investors its Ownership WI Points in the affected License.

If IPC fails to consummate route (a) or (b) within 60 days following the
Period in a manner that will allow it to establish its independent financia1capability (with respect to the remainder. of its working interest, if any are sold pursuant to clause (a) or (b), it shall be deemed to have elected route (c).

   B.          As between ITC and Bontan, it is agreed that if Bontan does not establish financial capability to the extent of its proportionate ownership of IPC in time sufficient to meet the Umbrella Period, then ITC can provide such financial capability on behalf of IPC on the r ownership shares of IPC between Bontan and ITC will be readjusted to reflect the acquisition by ITC of Bontan's interest in the affected License.

    C.           Immediately following the execution of the Overriding Royalty Rights described in clause (iii) above, the Parties shall use reasonable efforts to effect the registration of the Overriding Royalty Rights on the Registry. Until such registration IS accomplished, the Lead Investors, PetroMed and IPC agree to execute and deliver such documents as necessary to register the Overriding Royalty Rights as alien in the Registrar of Pledges.

(ix) Failure to Register Rights on Petroleum Registry.

A. General. Should the transfer of the rights in the Licenses and/or Permits, or any part thereof, on the Registry in the manner required by the Lead Investors and IPC in accordance with the allocations set forth in sub-clause (vii) not be effected promptly after the upcoming meeting of the Petroleum Council, then the Parties agree to cooperate together to take allocation to re-apply under the same allocations of interests and agreements contemplated her by taking advantage of the joint control the Lead Investors and IPC of the Data received from Western Geco. Unless and until such approvals are obtained for the Lead Investors and IPC, the Pies continuing to be registered owners of the Licenses and Permit shall act in all respects as fiduciaries and trustees, at the direction of the Lead Investors in accordance with their sole discretion and for the benefit of each of the Lead Investors of IPC as the real parties in interest in ownership of the Licenses and/or Permit which were transferred as above, and shall not take or refuse to take any reasonable act or deliver or refuse to deliver any reasonable instrument necessary to protect the rights of each of the Lead Investors and IPC to ownership of their respective rights in the Licenses and Permit and to effect transfer of their respective Ownership interests to them or otherwise. If the Commissioner fails to approve the registration of IPCthe Lead Investors agree to deliver to IPC the PetroMed Withdrawal Letter furnishes to it by-PetroMed for filing with the Commissioner. The Parties acknowledge that each o the Lead Investors and/or IPC may initiate a public offering.

    B. PetroMed Asset Control Option. Without derogating from the aforesaid, the Lead Investors, in their discretion after consultation with IPC, shall be entitled, but not obligated to, act in one or combination of the following manners: (i) Emanuelle may exercise the option, granted under the Term Sheet, as extended hereunder, by way of being issued 99.9% of /the issued and outstanding share capital on a fully diluted basis of PetroMed and the voting rights and all other rights necessary to provide the Lead Investors with complete control of PetroMed, following which it will cause PetroMed to issue shares to IDB-DT and IPC to reflect their Ownership WI Points described above; and/or (ii) Emanuelle may exercise the Options rarited under the Term Sheet, as extended hereunder, to acquire up to 100% of the issued and outstanding share capital on a fully diluted basis of PetroMed and the voting right, and all other rights necessary to provide the Lead Investors with complete control of PetroMed, including by way of merger, consolidation, scheme of arrangement or any other legal means available to effect such. By taking the actions contemplated in this paragraph or any other actions to exercise the PetroMed Asset Control Action, the Lead Investors shall not be deemed to have assumed any obligation or liability of PetroMed, and the Lead Investors and IPC shall not be deemed to have assumed any such obligation or liability by reason of any actions taken under this Agreement to obtain ownership of the Licenses and Permit, save and except the WG Payment a d those liabilities and obligations attributable to such ownership that arise hereafter.

    C. Failure to Register IPC's Rights on Petroleum Registry. Should the transfer of the rights in the Licenses and/or Permit in the name of IPC on the Registry in accordance with the allocations set forth in sub-clause (vii) not be effected promptly after the upcoming meeting of the Petroleum Council whereas the transfer of such rights to the Lead Investors shall have occurred, then IPC shall designate a trustee to act in all respects as a fiduciary and step, at the direction of IPC, for the benefit of IPC as the real party in interest in IPC's respective Ownership WI Points in the Licenses and/or Permit, and the Lead Investors shall not take or refuse to take any reasonable act or deliver or refuse to deliver any reasonable instrument necessary to protect the rights of WC to ownership of its rights in the Licenses and Permit and to effect transfer of its ownership interest to IPC, to include if requested by IPC the delivery of the Commissioner of the PetroMed Withdrawal Letter. For the avoidance of doubt, this arrrnger.ent shall not be deemed a responsibility of the Lead Investors pursuant to which IPC may make any claims and/or demands against the Lead Investors other than for their compliance with the provisions of this paragraph.

(x) Specific Performance. Each of the Parties hereto hereby recognizes and acknowledges that a breach by any other Party (the "Breaching Party") of any covenants or, other commitments contained in Sections 2, 3, 5 and 11 of this Agreement will causes the non-Breaching Party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the Parties hereto hereby agrees that, in the event of any such breach, the non-Breaching Party shall be entitled to the remedy of specific performances be of such covenants or commitments and provisional, interlocutory and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity and each of the Parties hereto further hereby agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive relief other equitable relief.

(xi) Non-Circumvention: Damages; Limitation of Liability.

A. Non-Circumvention. No Party shall take any action or omit to take such action the result of which will be the circumvention of the express purposes of this Agreement. Should any Party breach any of the above material provisions, it shall be liable for all damages caused thereby to the other Parties and their reasonable attorneys' fees and costs in enforcing is provision and the waivers and release under Section 11 shall be deemed null and void vis-a-vis the Party breaching this provision. Without limiting the foregoing and in addition to other rights and remedies provided in this Agreement or under applicable law, should the PetroMed Parties not comply with any of the above provisions on the dates and in the manner specified therein, then without limiting the rights and remedies of such Party under this Agreement under applicable law, they shall be deemed to have irrevocably waived and relinquished the New PetroMed Trust Overriding Royalty and all other unpaid payments otherwise pa able to PetroMed Parties and their agents shall be deemed waived and relinquished; provided that the Lead Investors shall have provided the PetroMed Parties with written notice of same, allowing the cure of such non-compliance within fourteen (14) days following deliver of such notice.

B. Limitation of Liability. Except in the event of fraud or willful misconduct, and without derogating from Section 2(x) (specific performance), the maximum monetary liability for breaches of this Agreement by each Party hereto shall not exceed $10,000,000.

(xii) Joint Liability; Cooperation.

A.
The Owning Parties (as defined in Section 10(g) hereof) shall liable on a pro-rated basis to their respective Ownership WI Points in connection with any claims, demands, suits or causes of action of any kind whatsoever, asserted by either shareholders of PetroMed holding shares prior to the date hereof or by third party creditors against an Owning Party in connection with this Agreement, the transactions contemplated hereunder and/or the Licenses and Permit and/or the Term Sheet (effective as of March 8th, 2010) as if they were a party to the Term Sheet (collectively. together with all costs and expenses, including reasonable legal fees, the "Shared Liabilities"). Notwithstanding the (i) IPC shall have no liability whatsoever for any of the debts or accounts payable fd1 the Term Sheet, and (ii) if IPC Ownership WI Points are not registered on the Registry and the Ownership WI Points of the Lead Investors are registered on the Registry, then IPC shall have no liability with respect to the Shared Liabilities. Nothing herein shall be deemed to release the PetroMed Parties from the aforementioned Shared Liabilities and PetroMed shall have primary liability for the matters described in this paragraph. Each of the Parties shall cooperate in a joint defense against such claims and irrevocably agrees to pay the other Parties on a pro-rat db. is to their respective Ownership WI Points, on an as-incurred basis all costs in respect thereof din satisfaction of all such claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action.

The PetroMed Parties (excluding Hagai Amir and Lyle Durham) hereby jointly and severally indemnify and agree to defend and hold harmless the Owning Parties from and against all such Shared Liabilities. For the avoidance of doubt, the Owning Parties shall be entitled to assert, and the PetroMed Parties hereby grant, the right of set off against any obligation of the Owning Parties to the PetroMed Parties, including payment of any amounts due under the New PetroMed Trust Overriding Royalty, against any amounts paid by the Owning Parties pursuant to this paragraph.

B. To the extent that the Joining Investor Joinder and EMedCo Joinder are not executed and delivered as contemplated hereunder, then, at the Lead Investors' and IPF.'s request,eachoftheParties hereto shall cooperate in a joint defense against any claims of the EMedCo Parties and/or Tomlinson against the transactions contemplated by this Agreement and subject to agreement of costs and expenses, in pursuing claims against the EMedCo Parties and/or Tomlinson.

3. Closings.

A. Initial Closing. Promptly upon execution hereof and, in any event, immediately prior to the date upon which the Lead Investors are scheduled to deliver the First WG Installment to Western Geco, the PetroMed Parties shall deliver to the Lead Investors, at the office of Emauelle's counsel in Tel Aviv or such other place designated by the Lead Investors, the items required to be delivered In this Agreement, including the following, all duly executed and in form and substance satisfactory to the Lead Investors and their counsel and with respect to ~tem number 4 below, also satisfactory to IPC ("Initial Closing"):

1 Deeds of Assignment for the Licenses.

2 Voting Agreements (including Proxies) from the holders of the PetroMed Percentage.

3 Powers of Attorney.

4 PetroMed Withdrawal Letter.

5 Bontan Shares and Warrants and related stock powers.

6 The Old PM Overriding Royalty.

7 Board resolutions reflecting approval of the transactions contemplated b~ this Agreement in the manner required by applicable law, attached hereto as Exhibit 14
1 Opinion of Belize counsel to PetroMed.

2 Letter requesting registration of the TCP Overriding Royalty, the LeadInvestors Overriding Royalty and the other overriding royalty agreements delivered at the Second Closing, attached hereto as Exhibit 15.

10. Certificate of Incumbency addressing, among PetroMed's Assets.

11. Letter to the Commissioner from the Lead Investors and IPC (and all other Parties requested to do so by the Lead Investors) requesting the Commissioner's approval of the transfer of the Licenses and Permit to the Lead Investors an~ IP9 in accordance with their Ownership WI Points as specified herein, attached here to as Exhibit 16.

12. Letter to the Commissioner informing him of the transactions contemplated hereunder, substantially in the form attached hereto as Exhibit 17.

At the Initial Closing, provided the PetroMed Parties furnish all items required of them, the Lead Investors shall deposit the funds in escrow described in Section S.H. to be used for discharge of PetroMed liabilities and obligations in the manner determined by the Lead Investers td be appropriate, in accordance with list of debts specified on the Settlement List provided by PetroMed to the Lead Investors as required in the Term Sheet. For the purposes he of, ~PC declares that the debt of RPS is not an IPC or ITC obligation and PetroMed declares that the debt of RPS is not a PetroMed obligation.

B. Second Closing. Immediately following the Initial Closing, the Lead Investors and IPC shall convene at the same location as the Initial Closing or such other location as they shall agree and deliver the following items in form and substance as required in this Agreement (the "Second Closing"):

1. The Lead Investors shall deliver the First WG Installment to Western Gece.

2. PetroMed, the Lead Investors and IPC shall deliver the TCP Overriding Royalty to TCP (against Cooper's simultaneous delivery of the IPC Cooper ORR for cancellation by IPC) and the Lead Investors Overriding Royalty to ILDC and IDB-DT;

3. The Parties shall execute the Dismissals listed in Section 12 for filing the respective courts.
4. The Parties shall send the Commissioner the following documents:
a. Letter to the Commissioner informing him of the transactions contemplated hereunder, substantially in the form attached hereto as Exhibit 17.;

b. Letter to the Commissioner from the Lead Investors and IPC (and all other Parties requested to do so by the Lead Investors) requesting the Commissioner's approval of the transfer of the Licenses and Permit to the Lead Investors and IPC in accordance with their Ownership WI Points as specified herein, attached hereto as Exhibit 16; and
c. Letter requesting registration of the TCP Overriding Royalty the Lead Investors Overriding Royalty and the other overriding royalty agreements delivered at the Second Closing, attached hereto as Exhibit 15.

4. Acknowledgment. The Parties hereby acknowledge that there is no assurance that the Commissioner will extend the Licenses or register the transfer thereof as contemplated hereunder t
d that the Lead Investors are not making any assurance in this regard.
5. Covenants of PetroMed Parties. The PetroMed Parties covenant as follows:

A) Between the date of this Agreement and the approval by the commissioner  of the transfer of ownership rights to the Lead Investors and IPC, PetroMed will keep the Parties immediately informed of and obtain a written approval from the Lead Investors and IPC for any changes or matters affecting directly or indirectly the Israel Offshore Project.

B) Between the date of this Agreement and the approval by the Commissioner of the transfer of ownership rights to the Lead Investors and IPC, PetroMed s all not enter into any new agreements or commitments with respect to the Israel Offshore Project, shall not commit to or incur any expenditures with respect to any part of the Licenses and the Permit, shall not release all or any portion of any of the Licenses and the Permit, shall not modify or terminate the licenses or Permit or any contract relating to the Licenses and Permit or waive or relinquish any right thereunder, and shall not encumber, sell or dispose of any interest in the Israel Offshore Project or any right related thereto.

C) Between the date of this Agreement and the approval by the Commissioner of the transfer of ownership rights to the Lead Investors and lPC, Petro ed ~hall promptly notify the Lead Investors and IPC of any suit, action or 9ther proceeding before any Israeli governmental authority and any cause f a9tion that relates to the Israel Offshore Project or that might result in impairment or loss of PetroMed's or the Lead Investors' or IPC's title to any portion of the Licenses and the Permit or the value thereof or that might hinder 9r impede the ability of PetroMed to perform its obligations hereunder. Between the date of this Agreement and September 30, 2011, PetroMed shall not (and the PetroMed Parties shall use their best endeavors to prevent the same) (i) amend or change .its Charter Documents; (ii) issue, deliver, sell, authorize, pledge or otherwise encumber any of its share capital, or any securities convertible into shares; or (iii) take any other actions that may impede transactions contemplated hereunder and/or the rights of Emanuelle der the' Term Sheet or make the representations made herein inaccurate in respect.

        D) PetroMed shall diligently exercise all due care in safe guarding and disclose or make available such data to any person or party, other than the Commissioner and his staff, without the consent of the Lead Investors and IPC.

E) PetroMed will comply with all laws, rules, regulations, ordinances any orders of all governmental authorities and agencies having jurisdiction over the Licenses and the Permit at all times until the approval by the Commissioner of the transfer of the Licenses and Permit to the Lead Investors and IPC.

F) PetroMed shall take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the transfer of the Licenses and the Permit and the transactions contemplated by this Agreement and to assure that as of the date hereof and until the Commissioner has approved transfer of the Licenses and Permit to the Lead Investors and IPC it will not be under any corporate or contractual restriction that would prohibit or delay the timely consummation of such transactions. Such action shall include without limitation, the identification and obtaining of all necessary consents, permissions and approvals of third parties or governmental authorities in, connection with sale and transfer of the Licenses and Permit.

G) Until the approval by the Commissioner of the transfer of the Licenses and Permit to the Lead Investors and IPC and unless approved by the Lead Investors in writing, the PetroMed Parties will not (i) solicit, discuss, encourage or otherwise entertain, directly or indirectly (itself or through any agent, adviser, investment banker, stockholder, officer, director or other representative), any offer to acquire any interest in the Licenses and the Permit, (ii) provide information to others concerning the Israel Offs ore Project (except as required by governmental authorities) or (iii) enter into any negotiations with, or enter into any agreement that provides for acquisition of interest in the Israel Offshore Project or any portion thereof by, a person other than the Lead Investors or IPC or their designees.

H) Subject to the deposit by no later than March 21, 2010 (with a three days grace) of the sum of US$3,550,OOO with Confino Luchtenstein Trust Company Ltd. in escrow pursuant to the irrevocable Letter of Instructions attached hereto as Exhibit 18, and without derogating from Section 3 hereof the PetroMed Parties hereby undertake, to immediately secure 11 of the undertakings detailed in section A) through G) above, as follows:

          (I) To appoint as of the date hereof David Cohen ID 05974~0711 as a member of the board of directors of PetroMed (the “New Directors”), as designated by the Lead Investors.

          (II) To change the signatory rights in PetroMed so that PetroMed may not be bound for all intents and purposes without the signature of at least two of the New Directors (the "New Signatory Rights”).

          (III) To provide the irrevocable resignation letters of all board members and officers of PetroMed, which directors shall declare upon their resignation that they have no claim or demand against PetroMed, except as expressly set forth in such letters of resignation for each board member and officer, as are attached hereto as Exhibit 20.

          (IV) To furnish the Lead Investors with a legal opinion from a Belize lawyer reasonably acceptable to the Lead Investors in form reasonably acceptable to the Lead Investors confirming the following:

 (1) PetroMed is a corporation duly incorporated, organized land validly existing and in good standing under the laws of Belize;

(2) PetroMed has the corporate power, authority and capacity to enter into this Agreement and to carry out and complete its obligations under this Agreement;

(3) this Agreement and the obligations of PetroMed under this Agreement and the transactions contemplated thereby have been duly and validly authorized by all requisite corporate or other proceedings and constitute, legal, valid and binding obligations of PetroMed, subject to the limitations with respect to enforcement imposed by applicable law in connection with bankruptcy, insolvency, li uida ion, reorganization or other laws affecting the enforcement of creditors' rights generally and subject to the avai bili of equitable remedies such as specific performance and injunction which are only available in the discretion of the court from which they are sought;

(4) to the best of his knowledge PetroMed (i) has no ma e an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof; (i ) have not had any petition for a receiving order presented in respect compromise or arrangement with its creditors or for its winding up, liquidation or dissolution; and (i ) it has provided to the Lead Investors a complete and accurate list of all material creditors of PetroMed as of the date of this Agreement and will be complete and accurate in all material respects.

(5) The adoption and validity of the New Signatory Rights in PetroMed as of the date hereof.

6. Representations and Warranties.

A. Representations and Warranties by the PetroMed Parties. The PetroMed Parties represent and warrant to the Lead Investors and IPC that as of the date of this Agreement and as of the date of the approval of the transfers of the Licenses and Permit to the 1ead Investors and IPC:

1. Neither the entering into nor the delivery of this Agreement nor the completion by PetroMed of the transactions contemplated thereby by will conflict with, or constitute a material default under, or result in a material violation of: (i) any of the provisions of the entity formation documents or bylaws of PetroMed; or (ii) any applicable laws or (iii) other than as a result t of the Disputes being released hereunder, any agreement or instrument to which PetroMed is a party or by which PetroMed or the Licenses and the Permit are bound, or (iv) any applicable laws applicable to the Licenses and the Permit;
2. PetroMed (i) is not "insolvent" and will not be rendered insolvent by the transactions contemplated hereunder; (ii) has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof;
(iii) has not had any petition for a receiving order presented in respect of it; and (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution; and (v) it has provided to the Lead Investors a complete and accurate list of all material creditors of PetroMed as of the date of this Agreement and will be complete and accurate in all material respects as of the registration of the Licenses in the name of the Lead Investors and IPC. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities and obligations of PetroMed exceeds the present fair saleable value of PetroMed’s assets. Based on the consolidated financial condition of PetroMed, averaging effect to the receipt by PetroMed of the consideration hereunder the fair saleable value of its assets exceeds the amount that will be required 0 be paid on or in respect of its existing debts and other liabilities (including known contingent liabilities) as they mature;
3. PetroMed is under no obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by PetroMed in connection with the transactions as contemplated herein, except for consents that must be obtained from Israeli governmental authorities, and PetroMed has notified the Lead Investors and IPC of all material communications from the Commissioner with respect to the Licenses and Permit;
4. PetroMed is not a party to any oral contract, agreement, or other arrangement which, if reduced to written form, would affect its ownership and the in full or part, directly or indirectly of the Israel Offshore Project;
5.PetroMed is registered on the Registry as the holder of the undivided 95.5% interest in the Licenses forming part of the Israel Offshore Project, an except for the rights assigned to IPC that are the subject of the Disputes, sue holding is free and clear of all encumbrances or claims, and except for rights claimed by EMedCo and the ORR of 5% security of TGS/Spectrum (which is voidable upon payment estimated at not more than $1,250,000) PetroMed has never granted any other person any security interest, option, right of first r fuS~1or other rights with respect to the Offshore Israel Project. Without derogating from the foregoing, other than the Old PM Overriding Royalty and e RR security of TGS, as defined above, which shall become null and void in accordance with the terms hereof, PetroMed has not granted any third party overriding royalty rights in the Licenses;
6.Except for the Colorado Lawsuit and the Washington Lawsuit, there is no litigation, claim or proceeding, including appeals and applications fo rev~.ew, in progress, pending or, to the best of the knowledge of PetroMed, threatened against PetroMed relating to the Israel Offshore Proj.ect be pre any governmental authority or arbitration panel, and there is not presently outstanding against PetroMed any judgment, decree, injunction, rule or order of any governmental authority or arbitrator which would (i) have material adverse affect on the Israel Offshore Project, including, without limitation the value thereof, (ii) prevent PetroMed from satisfying its obligations hereunder; or (iii) prevent PetroMed from fulfilling in any material respect its obligations ..contained in this Agreement or arising from this Agreement.
7.PetroMed's execution, delivery and performance of the Term Sheet and the Option Agreement and the transactions contemplated hereunder, including the sale and transfer of the Licenses and Permit, have been duly auth rized by all requisite corporate action, including, in case of the Option Agreement by the shareholders of PetroMed at the requisite majority under applicable law, and no other corporate proceedings were or are necessary to approve and authorize the execution of the Term Sheet or to consummate the t sac ions contemplated thereby.
8.The authorized capital stock of PetroMed is 100 million shares, each bearing par value of US$O.OOl, of which 52,754,262 are issued and outstanding and are owned beneficially and of record by the persons/entities set forth in Schedule 8. There are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from PetroMed any share capital and there are no any contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of PetroMed or under which it is, or may become, obligated to issue any of its securities.
9.They are not aware of any other persons that claim, have claimed or may claim rights in the Israel Offshore Project which are not waiving such rights under Section II herereof. Other than as contemplated in the Term Sheet, hereunder, the Option Agreement and the EMedCo alleged right of first refusal, PetroMed has full right to transfer and assign all of Israel Offshore Project, free and clear of any liens.

B. Representations and Warranties of IPC Parties. Each of the IPC Parties (except Cooper) warrants to the other Parties that as of the date of this Agreement and as of th dat~ of approval by the Commissioner to the transfer of the Licenses and Permit to the Lead Investors and IPC:

1. It has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements contemplated by this Agreement and to carry out and complete its obligations under this Agreement and all other agreements contemplated by this Agreement and no shareholder approval is required therefor;
2. It is duly incorporated, organized and validly existing and, where applicable, in good standing under the laws of the place of its organization;
3. This Agreement and the obligations of such Party hereunder and' the documents and transaction contemplated therein have been duly an validly authorized by all requisite corporate proceedings and constitute legal and binding obligations of the respective IPC Party, enforceable against it in accordance with their terms, subject to the limitations with respect to enforcement imposed by applicable laws in connection with bankruptcy, insolvency, liquidation, reorganization or other laws affecting the enf rcenp.ent of creditors' rights generally and subject to the availability of equitable remedies such as specific performance and injunction which are only available in the discretion of the court from which they are sought;
4. Neither the entering into nor the delivery of this Agreement completion by said IPC Party of the transactions. contemplated hereunder will conflict with, or constitute a material default under, or result in a material violation of (i) any of the provisions of the entity formation documents or by-laws of such Party, or (ii) any applicable laws, or (iii) or any agreement or instrument to which such Party is a party or by which such Party is bound, or (iv) subject to the obligation to obtain approval of the transfer of the Licenses and the Permit from the Israeli government authorities, any judgment decree, order, law, rule or regulation applicable to such Party or the Licenses and the Permit;
5. Other than the Colorado Lawsuit and the Washington Lawsuit, there is no outstanding suit, action, litigation, claim or legal proceeding, including appeals and applications for review, m progress relating to IPC b for anycourt, commission, board or arbitration panel which, if determined adversely against it, would:
a. prevent IPC from satisfying its obligations hereunder; or
b. prevent IPC from fulfilling in any material respect its obligations contained in this Agreement or arising from this Agreement.
6. Such IPC Party has not granted any other person any security interest, option, right of first refusal or other rights with respect to its interest in the Offshore Israel Project (except for the avoidance of doubt Bontan's pledge in some of its IPC shares). Without derogating from the foregoing, other than the Old PM Overriding Royalty, as defined above, which shall become null void In accordance with the terms hereof, and the Old Cooper Overriding Royalty to be released as provided herein, such IPC Party has not granted any third party overriding royalty rights in the Licenses.
 7.  It is not aware of any other persons that claim, have claimed or may claim rights in the Israel Offshoe Project which are not waiving such rights under Section 11 hereof, other than the EMedCo Dispute.

       C. Representations and Warranties of the Lead Investors. Each of the Lead Investors warrants respectively as to itself and represents to the other Parties that as of the date of this Agreement and as of the date of approval by the Commissioner to the transfer of the licenses and Permit to the Lead Investors and IPC:

1 Each has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements contemplated by this Agreement and to carry out and complete its obligations under this Agreement and all other agreements contemplated by this Agreement;

2 Each is duly incorporated, organized and validly existing and, where applicable, in good standing under the laws of the place of its organization, except that IDB-DT is currently in formation.

3 This Agreement and the obligations of such Party hereunder and the documents and transaction contemplated therein have been duly and validly authorized all requisite corporate proceedings and constitute legal, valid and binding 0tliga ions of each Lead Investor, enforceable against it in accordance with their terms, subject to the limitations with respect to enforcement imposed by applicable laws in connection with bankruptcy, insolvency, liquidation, reorganization or their laws affecting the enforcement of creditors' rights generally and subject to the availability of equitable remedies such as specific performance and in conjunction which are only available in the discretion of the court from which they are sought;

4 Neither the entering into nor the delivery of this Agreement nor the completion by Lead Investor of the transactions contemplated hereunder will conflict with, or constitute a material default under, or result in a material violation of (i) any of the provisions of the entity formation documents or by-laws of such Party ,or (ii) any applicable laws, or (iii) or any agreement or instrument to which such Party is a party or by which such Party is bound, or (iv) subject to the obligation 0 ob ain approval of the transfer of the Licenses and the Permit from the Israeli government authorities, any judgment, decree, order, law, rule or regulation applicable to such Party or the Licenses and the Permit;

       D.  Representations of Emanuelle. Emanuelle represents and warrants to Plaintiffs that Emanuelle entered into the Term Sheet.

8. [RESERVED).

9. Benjamin Permit. The Steering Committee shall determine whether (to pursue an administrative appeal with the Commission r or the Ministry of Infrasucture to preserve the Benjamin Permit and convert the Permit to one or more drilling licenses and, if such effort is unsuccessful, whether to pursue a judicial appeal or (b) to apply for a new permit covering any part of the area covered by Benjamin in the event Benjamin is not preserved or converted to licenses for the benefit of the Lead Investors and IPC. The provisions of this Agreement shall apply to the Permit and to any permit or drilling license subsequently issued by the Israeli government in replacement of the Permit or any part thereof to which any Party acquires an ownership interest, provided however, if any such replacements and/or acquisition require the investment of additional funds, a party shall be entitled to a part of the Ownership WI Points, subject to remittance of each party's respective portion of said investment requirements and to each of the Parties shall have the required financial capability to the extent that such capability is required; provided, however, that the Umbrella to ITC's 3.32 Ownership WI Points for the duration of the Umbrella Period for financial capability allocable to the Ownership WI Points of ITC, and it is agreed between ITC and Bontan that if Bontan does not establish.financial capability attributable to its Ownership WI Points, ITC shall have the right to provide such financial capability and thereby to acquire sole rights to the Ownership WI Points of Bontan in the Permit or successor permit or license acquired, and the interests of Bontan and ITC in IPC shall be adjusted to reflect such allocation.

10. Mutual Releases.

(a) Effective upon the due and timely completion and consummation of the Initial Closing and the Second Closing, the PetroMed Parties, on behalf of themselves and their current and former owners, partners, parents, members, employees, principals, officers, directors, shareholders, affiliates, predecessors, successors, and assigns, hereby irrevocably, unconditionally, fully, completely and finally waive, release, remise, acquit, and forever discharge and covenant not to sue IPC Parties, the Lead Investors and, conditioned upon-Execution of the EMedCo Joinder, EMedCo Parties, as well as their respective affiliates, subsidiaries, divisions, predecessors, and their respective current and former parent, partners,  employees, principals, officers, directors, shareholders, members, successors and, assigns of and from any and all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind whatsoever, at law or in equity, known or suspected or unsuspected, that they had, presently have, may have, or claim or assert to have hereafter have, may have, or claim or assert to have, including without limitation, all claims causes of action arising out of or in any way relating to the Disputes, and/or any claims that the PetroMed Parties could have asserted in the Disputes against IPC Parties or, conditioned upon their execution of the EMedCo Joinder, EMedCo Parties, including any claims to rights and or interests in the Israel Offshore Project, and/or any claims that the PetroMed Parties may have or claim or assert to have, or hereafter have, may have, or claim or assert to have against Lead Investor, and excepting only IPC Parties' and EMedCo Parties' respective obligations under this Agreement. PetroMed Parties warrant and represent that they have not assigned or otherwise transferred any claim or cause of action released by this Agreement.

(b) Effective upon consummation of the Initial Closing and the Second Closing, IPC Parties, on behalf of themselves and their current and former owners, partners, parents, members, employees, principals, officers, directors, shareholders, affiliates; predecessors, successors, and assigns, hereby irrevocably, unconditionally, fully, completely and finally waive, release, remise, acquit, and forever discharge and covenant not to sue the PetroMed Parties, the Lead Investors and, conditioned upon their execution of the Me Co Joinder, the EMedCo Parties, as well as their respective affiliates, subsidiaries, divisions, and their respective current and former parents, partners, employees, principals, officers, directors, shareholders, members, successors and, assigns, of and from an and all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind whatsoever, at law or in equity, known or unknown, suspected or unsuspected, that they had, presently have, may have, or claim or assert to have, or hereafter have, any have, or claim or assert to have, including without limitation, all claims and causes of action "sing out of or in any way relating to the Disputes, and/or any claims that IPC Parties could have asserted in the Disputes against the PetroMed Parties or, conditioned upon their execution of the EMedCO Joinder, the EMedCo Parties, and/or any claims that the IPC Parties may have, or claims or assert to have, or hereafter have, may have, or claim or assert to have against the Lead Investor, and excepting only the PetroMed Parties' and the EMedCo Parties' respective obligations Jude this Agreement. IPC Parties warrant and represent that they have not assigned or btherwisetransferred any claim or cause of action released by this Agreement.

          (c) The PetroMed Parties acknowledge that a portion of the consideration given for this Agreement is being given for the full and final release of any and all losses, claims, costs, expenses, damages, and fees, which may have occurred in the past, and are not yet known, or which may occur in the future. The PetroMed Parties agree to voluntarily and knowingly assume the risk of any mistake of fact, either mutual or unilateral, with respect to slid losses, claims, costs, expenses, damages, and fees, and shall not, under any circumstance, seek to present further claims on behalf of themselves against the IPC Parties and/or the Lead Inv stars arising out of or related to the Disputes and/or arising out of or related to this Agreement r the Israel Offshore Project. The PetroMed Parties recognize that they may here after discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the PetroMed Parties hereby waive any right claims or causes of action that might arise as a result of such different or additional claim or facts. Other than the promises and terms set forth herein, the PetroMed Parties are not relying on any statements made by any other Party indefinitely to enter into this Agreement. The PetroMed Parties acknowledge that their adversary relationship with IPC Parties precludes any obligation of disclosure by the IPC Parties to the PetroMed Parties.

(d) The IPC Parties acknowledge that a portion of the consideration this Agreement is being given for the full and final release of any and all losses, claim expenses, damages, and fees, which may have occurred in the past, and are not yet which may occur in the future. IPC Parties agree to voluntarily and knowingly assume the risk of any mistake of fact, either mutual or unilateral, with respect to said losses, said losses, expenses, damages, and fees, and shall not, under any circumstances, seek to preserve claims on behalf of themselves against the PetroMed Parties and/or the Lead Investor arising out of or related to the Disputes and/or arising out of or related to this Agreement or Israel Offshore Project. IPC Parties recognize that they may hereafter discover claims or fact in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing is Agreement, may have materially affected this settlement. Nevertheless, IPC Partise hereby waive any right, claims or causes of action that might arise as a result of such different or additional claim or facts. Other than the promises and terms set forth herein, IPC parties are not relying on any statements made by the PetroMed Parties and/or Lead Investors in d1idin to enter into this Agreement. The IPC Parties acknowledge that their adversary the PetroMed Parties precludes any obligation of disclosure by the PetroMed Parties to the IPC Parties.

(e) The EMedCo Joinder will contain releases, waivers and other provisions substantially in the form contained in paragraphs (a) -(d) of this Section 10 with respect t9 the PetroMed Parties, the IPC Parties and the Lead Investors.

     (f) Effective upon consummation of the Initial and Second Closing, IPC Parties and Emanuelle, on behalf of themselves and their current and former owners, partners, parents, members, employees, principals, officers, directors, shareholders, fil~'1tes; predecessors, successors, and assigns, hereby irrevocably, unconditionally, fully, completely and finally waive, release, remise, acquit, and forever discharge and covenant not to sue on and her, as well as their respective affiliates, subsidiaries, divisions, predecessors, and their respective current and fanner parents, partners, employees, principals, officers, directors, shareholders; members, successors and, assigns, of and from any and all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind what oev r,..at law or in equity, known or unknown, suspected or unsuspected, that they had, presently have, may have, or claim or assert to have, or hereafter have, may have, or claim or assert to have, including without limitation, all claims and causes of action arising out of or in any way relating to the IPC -Emanuelle Dispute and/or any claims to rights and/or interests in the Israel Offshore Project, and/or any claims that IPC Parties or Emanuelle could have respectively asserted i the IPe -Emanuelle Dispute against each other and/or any claims to rights and/or inter~sts~' the Israel Offshore Project, and excepting only the IPC Parties' and Emanuelle's respective obligations under this Agreement. IPC Parties and Emanuelle respectively warrant and represent that they have not assigned or otherwise transferred any claim or cause of action released by this Agreement.

(g) To the extent not paid and discharged by the PetroMed Parties (excluding the Lead Investors IPC) who shall have primary liability for the matters describe in this paragraph (and nothing in this paragraph shall be deemed to release the PetroMed Parties from such liability) the Parties entitled to any of the Ownership WI Points in the Licenses an Permit (the "Owning Parties"), hereby agree, on behalf of themselves and their current and former owners, partners, parents, members, employees, principals officers, directors, shareholders, affiliates, predecessors, successors, and assigns, to bear, ill accordance to their respective Ownership WI Points Interests, their respective proportionate shares of any and all class, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind whatsoever, at law or in equity, known or unknown, suspected or unsuspected, at any person (other than the Owning Parties), including but not limited to persons holding shares of PetroMed that were issued and outstanding prior to the date hereof, had, presently have, may have, or claim or assert to have, or hereafter have, may have, or claim or assert to have against any of the Owning Parties as a result of or including, without limitation, all claims and causes of action arising out of this Agreement and the Term Sheet, and excepting only the PetroMed Parties obligations under this Agreement. Each of the Owning Parties shall cooperate in a joint defense against such claims and irrevocably agree to pay the other Owning Parties on a pro rated
'basis to the irrespective Ownership WI Point, on an as-incurred basis all costs in respect thereof and in satisfaction of all such claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action. The PetroMed Parties hereby jointly and eventually indemnify and agree to defend and hold harmless the Owning Parties from and a against all liabilities, costs, obligations, costs, expenses, and claims borne by the Owning Parties after this paragraph. The Owning Parties shall been titled to assert, and the PetroMed Parties hereby grant, the right of set off against any obligation of the Owning Parties to the PetroMed Parties, including payment of any amounts due under the New PetroMed Trust Overriding Royalty, against any amounts paid by the Owning Parties pursuant to this paragraph. Notwithstanding the above, IPC shall have no liability whatsoever for any of the debts or accounts payable under the Term Sheet.

(h) The PetroMed Parties shall indemnify and save and hold harmless the Lead Investors and the IPC Parties from and against all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action arising or accruing with respect to (a) the obligations or liabilities of PetroMed or any of its officers and directors (except for those directly attributable to the ownership of the Licenses and Permit), including but not limited to those listed on the Settlement List to be delivered under the Term Sheet dose arising out of or related to the consummation of the transactions contemplated by this event or (b) any representation of the PetroMed Parties contained herein being untrue or a reach of any warranty or covenant of the PetroMed Parties contained herein or (c) the breach or failure to perform any obligation of the PetroMed Parties under this Agreement. The Parties shall be entitled to assert, and the PetroMed Parties hereby grant, the right of set off against any obligation of the Parties to the PetroMed Parties, including payment of any amounts due under the New PetroMed Trust Overriding Royalty, against any amounts owed by the PetroMe Parties pursuant to this paragraph.

11. Dismissal of Litigation. If the First WG Installment is not made at the time and in the manner provided herein, the hearing for preliminary injunction hall be rescheduled at the earliest possible time. If the First WG Installment is paid at the time and in the manner provided herein then immediately thereafter, all claims asserted by any of the Parties against any other of the Parties in any of the Disputes shall be dismissed with prejudice, with each party to pay its own attorney fees and costs.

a.           Stipulated Motion to Dismiss the Colorado Lawsuit, which executed by the attorneys of record for all of the Parties in that matter, is attached Exhibit· 21. The proposed Order of Dismissal, which shall be filed with the Court Stipulated Motion to Dismiss, is attached hereto as Exhibit 22.
b.            A Stipulated Motion t~ Dismiss the Washington Lawsuit, which I shall be executed by the attorneys of record for all of the Parties in that matter, is attached direct Gas Exhibit 23. The proposed Order of Dismissal, which shall be filed with the Court with the Stipulated Motion to Dismiss, is attached hereto as Exhibit 24.

12. No Admission.

A. Nothing in this Agreement shall be construed as an admission of liability or fault by any Party. If the Initial and Second Closings do not occur in the manner and at the time required in this Agreement, the execution of this Agreement and the negotiation of this Agreement shall not be considered a waiver or acknowledgement of any claim or defense by a Party in any of the Disputes, and nothing in this Agreement or in the negotiations leading to this Agreement shall be admissible in any court for the purpose of establishing or contesting liability.

B. Unless otherwise determined by the Lead Investors, nothing in his Agreement, the negotiation of this Agreement or its execution (or of the ancillary documents herein) shall be construed as an admission of the Parties or any other person that the transactions contemplated hereunder require the approval of PetroMed shareholders and nothing in this Agreement or in the negotiations leading to this Agreement shall be admissible in any court for the purpose of establishing or cont tin the same.

C. Effective as of the Second Closing, and unless otherwise determined by the Lead Investors following consultation with IPC, nothing in this Agreement, the negotiation of this Agreement or its execution (or of the ancillary documents her in) hall be construed as an admission of the Parties or any other person that the transactions contemplated under the Option Agreement are void or voidable, rescinded or otherwise, and nothing in this Agreement or in the negotiations leading to this Agreement shall be admissible in any court for the purpose of establishing or contesting the same.

13. Authority. The Parties represent and warrant that they possess full authority to enter into this Agreement and to lawfully and effectively release the opposing Party as set forth herein, free of any rights of settlement, approval, subrogation, or other condition or impediment. This undertaking includes specifically, without limitation, the representation and warranty that no third party has now acquired or will acquire rights to present or p claims arising from or based upon the claims that have been released herein.

14. Entire Agreement. The Parties represent and agree that no promises, inducements, or agreements other than those expressed herein have been made to them any of the other Parties. This Agreement, while in full force and effect, together with its Schedules and Exhibits supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the subject matter hereof.

15. Voluntary and Informed Assent. The Parties represent and agree that they each have read and fully understand this Agreement, that they are fully competent to manage their own personal and business affairs and to enter into and sign this Agreement, and that they are executing this Agreement voluntarily, free of any duress or coercion.

16. Governing Law. Consent to Jurisdiction. The laws of the State of Israel shall solely and exclusively apply to and control any interpretation, construction, performance or enforcement of this Agreement or any disputes arising there from or in connection herewith.  The Parties agree that exclusive jurisdiction to resolve any dispute arising under this Agree enter in connection here with shall reside in the district courts of Tel Aviv, Israel, and all parties submit to the jurisdiction of said courts for such purpose. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 27. Nothing this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

17. Construction. This Agreement and its exhibits shall be construed as if the Parties jointly prepared them, and any uncertainty or ambiguity shall not be interpreted against anyone Party.

18. Modification. No verbal agreement, statement, promise, undertaking, understanding, arrangement, act or omission of any Party, occurring subsequent to the date hereof may be deemed an amendment or modification of this Agreement unless reduced to writing and signed by the affected Parties hereto or their respective successors or assigns, Nothing herein shall prevent the Lead Investors and IPC from entering into the JOA or any other agreement with respect to the ownership of the Licenses and Permit and any act or operation related thereto without the consent of the other Parties.

19. Severability. The Parties agree that if, for any reason, a provision of this Agreement is held unenforceable by any court of competent jurisdiction, this Agreement shall be automatically conformed to the law, and otherwise this Agreement shall continue in full force and effect.

20. Number. Whenever applicable within this Agreement, the singular include the plural and the plural shall include the singular.

21. Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

22. Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all Parties hereto, notwithstanding that all the Parties are not signatories to the original or the same co te I art. Facsimile signatures and a scanned attachment sent by electronic mail shall be accepted he s me as an original signature. A photocopy of this Agreement may be used in any action b ought to enforce or construe this Agreement.

23. No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement shall impair any right, power or remedy which Party may have, nor shall any such delay be construed to be a waiver of any such rights, power or remedies or an acquiescence in any breach or default under this Agreement, nor shall waiver of any breach or default of any Party be deemed a waiver of any default or breach subsequently arising.

24. Further Assurances. Each of the Parties shall from time I to hereafter and upon any reasonable request of any other Party, make or cause to be made all further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement, including but not limited to all assignments and other instruments and items required to be delivered and take all action as requested by the Lead Investors to confirm that this Agreement constitutes the completion of the Lead Investor's and IPC's acquisition of the Israel Offshore Project.

25. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assign (if any). No party may assign any of its rights or obligations under this Agreement to any other person without obtaining the written consent or approval of the other Parties hereto; except that the Lead Investors and IPC may assign their rights and/or obligations (in whole or in part) under this Agreement, at any time, to any Permitted Transferee; provided that if any obligations  being assigned, they shall have furnished the other Parties with a written assumption agreement by assignee.

26. Limitation on Individual Parties. The Individual Parties are expecting this Agreement solely for the purpose of (i) agreeing to execute and deliver the releases described in section 10 hereof; (ii) the covenants (excluding the indemnity covenants) set forth herein, provided that, without derogating from Section 2(x) (specific performance), such are being made by the applicable Individual Party solely as a "reasonable effort" undertaking (it being understood that the signing of a document shall be considered a "reasonable effort") and (iii) the representations set forth herein provided that such are being made to the best of the applicable Individual Party's knowledge.
27. Notices. All notices and other communications hereunder shall be in writing and shall be on the date of delivery if delivered personally by messenger service, (ii) on the date of confirmation of receipt (or, the first busies following such receipt if the date is not a business day) of transmission by facsimile, or (iii the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices h re der shall be delivered as set forth in Schedule I hereto, or pursuant to such other instruction as may be designated in writing by the party to receive such notice.
28. Public Announcement. No public disclosure shall be made wit to this Agreement, except as may be required to comply with any legal requirement; which case the disclosing Party will attempt to inform the other Party prior to such disclose; 0p:er than, in the case of the Lead Investors, Bontan and IPC (and their transferees), disclosure be made pursuant to securities laws and regulations and/or stock exchange rules, whether with respect to comply with ongoing reporting and disclosure requirements, prospectuses or otherwise.

29..Survival. The representations, warranties and covenants Agreement shall survive the completion of the Initial Closing and the Second Closing delivery of documents and other items in connection therewith.

(SIGNATURES FOLLOW)

INTERNATIONAL THREE RO PETROLEUM LLC

By: H. Howard Cooper Its: President and Manager

ISRAEL PETROLEUM COMPANY LIMIIED By International Three Crown Petroleum LCJ its sole director

By: H. Howard Cooper .Its: President and Manager

H. HOWARD COOPER

PETROMED CORPORATION

By: Hagai Amir Its: CEO

LYLE DURHAM

By: Lyle Durham

SIGNATURE PAGE OF ALLOCATION OF RIGHTS AND SETTLEMENT AGREEMENT

By: S/Kam Shah

BONTAN CORPORATION INC.

By: KamShah Its: CEO

APPROVED SOLELYAS TO FORM
Howard Boigon, Esq. Counsel for Plaintiffs

Barak Luchten Counsel for Emmanuelle Energy Ltd.

John Tollefson, Esq. Counsel for the PetroMed Parties

Ido Zemach, Adv. Counsel for IDB-DT (2010) Energy Ltd. (information)

Jeffrey C. Robbins, Esq. 1Counsel for Bontan Corporation Inc.

SIGNATURE PAGE OF ALLOCATION OF RIGHTS AND SETTLEMENT AGREEMENT

Execution Copy
BONTAN CORPORATION INC.		INC.
By:
Its:
APPROVED	SOLELY AS TO FORM
Jeffrey C. Robbins, Esq.
Counsel for Bontan Corporation	Inc.
SIGNATURE	PAGE OF ALLOCATION	OF RIGHTS AND SETTLEMENT	AGREE
Execution Copy
BONTAN CORPORATION		INC.
By:
Its:
APPROVED	SOLELY AS TO FORM
Jeffrey C. Robbins, Esq.
Counsel for Bontan Corporation	Inc.
SIGNATURE	PAGE OF ALLOCATION	OF RIGHTS AND SETTLEMENT	AGREE

EMANUELLE ENERGY LTD.

By: Ofer Nimrodi
Its: Chairman

41T (2010) ENERGY LTD.

Its:

BONTAN CORPORATION INC.

By: Kam Shah Its: CEO
APPROVED SOLELY AS TO FORM

Howard Boigon, Esq.
Counsel for Plaintiffs

John Tollefson, Esq.
Counsel for the PetroMed Parties

Barak Luchtenstein, Adv .. Counsel for Emanuelle Energy Ltd.

Ido Zemach, Adv, Counsel for lDB~DT (2010) Energy Ltd. (in formation)

Jeffrey C. Robbins, Esq. Counsel for Bontan Corporation Inc.

SIGNATURE PAGE OF ALLOCATION OF RIGHTS AND SETTLEMENT AGREEMEN